WRITTEN ACTION OF MANAGER

OF

YIELDSHARE A F03 LLC

The undersigned, having been appointed manager of YieldShare A F03 LLC, a Wyoming limited liability company (the “Company”) by its organizer on April 8, 2022 and hereby accepting such appointment with the Acceptance of Appointment as Manager attached at Exhibit A hereto, consents to the adoption of and does hereby adopt the following resolutions, effective as of the 8th day of April, 2022 in accordance with §17-29-407 of the Wyoming Limited Liability Company Act:

All or a quorum of the managers were present.

The manager presented an Operating Agreement for the Company, as attached at Exhibit B, executed by himself allocating 100% of the membership of the Company to himself making him the sole member of the Company and appointing YieldShare A F03 MGMT LLC to be the general manager of the Company as a “manager-managed” limited liability company.

IT WAS RESOLVED, that the executed Operating Agreement be adopted as the organizational governing document for the Company, and be it so, with his signature hereto, the Manager resigns from his position as Manager of the Company with the appointment of the new general manager.

/s/ Chris Conant

Chris Conant / Manager (resigning)

EXHIBIT A

ACCEPTANCE OF APPOINTMENT AS

MANAGER

OF

YieldShare A F03 LLC

A Wyoming Limited Liability Company (hereafter “LLC”)

I, Chris Conant, having been appointed Manager of the LLC, do hereby accept said position effective as of the time of my appointment the 8th day of April, 2022

/s/ Chris Conant

Chris Conant, Manager